Exhibit 99.1

DESCRIPTION OF
2007 OFFICER BONUS PROGRAM

The following is a description of the 2007 cash bonus program ( the “Bonus Program”) for the officers of Specialty Underwriters’ Alliance, Inc., including its subsidiary SUA Insurance Company (the “Company”).

The Bonus Program is designed to reward officers for their contribution to the overall success of the Company. The Bonus Program includes two components:

1. Individual Performance

Individual performance goals are established for each of the officers as follows: (1) for the Chief Executive Officer, by the Compensation Committee; and (2) for Executive Vice President, Senior Vice Presidents and Vice Presidents, by the Chief Executive Officer (or his approved designee) and approved by the Compensation Committee.

Each officer is eligible for a cash bonus up to 25% of his base salary, related to individual performance up to an amount equal to a specified percentage of such officer’s base salary after an evaluation of the achievement or lack of achievement of such individual’s performance goals and of such officer’s overall contribution to the success of the Company during 2007. Pursuant to his respective employment agreement with the Company, each of Courtney Smith, Peter Jokiel, William Loder and Gary Ferguson shall be paid a guaranteed bonus equal to 25% of his base salary, provided he is employed by the Company as of December 31, 2007, for his individual performance.

2. Company Performance

The Compensation Committee has determined that the most significant portion of 2007 officer bonuses should be dependent upon the results of operations of the Company during fiscal year 2007, as measured by the Company’s pre-tax return on equity (“ROE”) for that year. ROE is one of the most common and accepted measurements used by investors in assessing the efficacy of their investments and the effectiveness of deployed capital. For 2007, the Company’s ROE will be calculated by dividing the pre-tax net income earned by the Company in 2007 by its beginning equity of approximately $114 million at January 1, 2007.

Each officer is eligible for a cash bonus up to 75% of his base salary, related to company performance in amounts of specified percentages of such officer’s base salary that are tied to specified levels of ROE for the Company for fiscal year 2007.

In considering whether or not any of the ROE targets have been met, the Compensation Committee shall have the discretion to consider whether such ROE targets should be adjusted to take into consideration any unplanned or unforeseen events, including, without limitation:

•	the effects of implementing new accounting pronouncements and changes in accounting policies or methods;

•	the effects of extraordinary items or other significant, unforeseen special items on the Company's income statement or balance sheet;

•	the effects of any gains or losses from asset sales; and

•	changes in the Company's capitalization, such as the effects of a spin-off or special dividend distribution.

Discretionary Nature of the Bonus Program

All bonuses under the Bonus Program, whether based upon individual or company performance, shall be entirely discretionary (unless guaranteed under an employment agreement) and may or may not be paid, based on whether or not any or all of the applicable individual performance goals or company performance targets are met.

Administration of the Bonus Program

Performance achievement and bonus determinations, if any, for 2007 will be reviewed and approved by the Compensation Committee, with input from the Chief Executive Officer, as soon as practicable after the financial results for 2007 are available. Any bonus payments will be made no later than April 15, 2008.